Exhibit 99.1

July 1, 2014

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS NEW AGREEMENT
WITH KENT BUILDING SUPPLIES

Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced its Canadian coalition loyalty business signed a multi-year agreement with Kent Building Supplies to become a sponsor in the AIR MILES® Reward Program.

A Division of J.D. Irving, Limited, Kent Building Supplies is Atlantic Canada’s largest retail chain for home improvement products. Kent operates 42 retail locations in the Atlantic Provinces of New Brunswick, Nova Scotia, Newfoundland and Labrador and Prince Edward Island.

No terms of the agreement were released.

The AIR MILES Reward Program is Canada's premier coalition loyalty program with more than 10 million active Collector accounts, representing approximately two-thirds of all Canadian households. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada.  AIR MILES reward miles can be redeemed for more than 1,200 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise. The AIR MILES Cash feature option enables collectors who opt in the flexibility to instantly redeem their AIR MILES reward miles from their Cash balance in-store towards their purchases at participating Sponsors.

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